PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 14 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 11, 2002                                    Dated September 23, 2002
                                                                 Rule 424(b)(3)

                                   $6,811,076
                                 Morgan Stanley
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes

                            ------------------------

                          8% SPARQS due March 30, 2004
                          Mandatorily Exchangeable for
             Shares of Class A Common Stock of BROADCOM CORPORATION

      Stock Participation Accreting Redemption Quarterly-pay Securities(SM)
                                 ("SPARQS(SM)")

The SPARQS will pay 8% interest per year but do not guarantee any return of principal at maturity. Instead, the SPARQS will pay at maturity a number of shares of Broadcom Class A common stock, subject to our right to call the SPARQS for cash at any time beginning October 1, 2003.

o The principal amount and issue price of each SPARQS is $6.605, which is equal to one-half of the closing price of Broadcom Class A common stock on September 23, 2002, the day we offered the SPARQS for initial sale to the public.

o We will pay 8% interest (equivalent to $.5284 per year) on the $6.605 principal amount of each SPARQS. Interest will be paid quarterly, beginning December 30, 2002.

o At maturity, unless we have called the SPARQS for the cash call price, you will receive one-half of a share of Broadcom Class A common stock in exchange for each SPARQS, subject to adjustment for certain corporate events relating to Broadcom Corporation. The maturity of the SPARQS may be accelerated under limited circumstances, including in the event of a substantial decline in the price of Broadcom Class A common stock.

o Beginning October 1, 2003, we have the right to call all of the SPARQS at any time and pay to you the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 53% per annum on the issue price of each SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

o If we decide to call the SPARQS, we will give you notice at least 10 but not more than 30 days before the call date specified in the notice.

o Investing in SPARQS is not equivalent to investing in Broadcom Class A common stock. You will not have the right to exchange your SPARQS for Broadcom Class A common stock prior to maturity.

o Broadcom Corporation is not involved in this offering of SPARQS in any way and will have no obligation of any kind with respect to the SPARQS.

o The SPARQS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the SPARQS is "BCQ."

You should read the more detailed description of the SPARQS in this pricing supplement. You should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of SPARQS."

The SPARQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                            ------------------------

                             PRICE $6.605 PER SPARQS

                            ------------------------

                                        Price to       Agent's      Proceeds to
                                        Public(1)    Commissions     Company(1)
                                       ----------    -----------    -----------
Per SPARQS.......................        $6.605         $.165          $6.44
Total............................      $6,811,076      $170,148      $6,640,928

----------
(1)  Plus accrued interest, if any, from the original issue date.


                                 MORGAN STANLEY

                      (This page intentionally left blank)

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the SPARQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The SPARQS offered are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the SPARQS at maturity is linked to the performance of the Class A common stock of Broadcom Corporation, which we refer to as Broadcom Stock, subject to our right to call the SPARQS for cash at any time on or after October 1, 2003.

     "Stock Participation Accreting Redemption Quarterly-pay Securities" and "SPARQS" are our service marks.

Each SPARQS                   We, Morgan Stanley, are offering 8% Stock
costs $6.605                  Participation Accreting Redemption Quarterly-pay
                              Securities(SM) due March 30, 2004, Mandatorily
                              Exchangeable for Shares of Class A Common Stock of
                              Broadcom Corporation, which we refer to as the SPARQS(SM). The principal amount and issue price of each SPARQS is $6.605, which is equal to one-half of the closing price of Broadcom Stock on September 23, 2002, the day we offered the SPARQS for initial sale to the public.

No guaranteed                 Unlike ordinary debt securities, the SPARQS do not
return of principal           guarantee any return of principal at maturity.
                              Instead the SPARQS will pay an amount of Broadcom
                              Stock at the scheduled maturity date, subject to our prior call of the SPARQS for the applicable call price in cash. Investing in SPARQS is not equivalent to investing in Broadcom Stock. If at maturity (including upon an acceleration of the SPARQS) the closing price of Broadcom Stock has declined from September 23, 2002, the day we offered the SPARQS for initial sale to the public, your payout will be less than the principal amount of the SPARQS. In certain cases of acceleration described below under "--The maturity of the SPARQS may be accelerated," you may instead receive an early cash payment on the SPARQS.

8% interest on the            We will pay interest on the SPARQS, at the rate of
principal amount              8% of the principal amount per year, quarterly on
                              each March 30, June 30, September 30 and December
                              30, beginning December 30, 2002. The interest rate we pay on the SPARQS is more than the current dividend rate on Broadcom Stock. The SPARQS will mature on March 30, 2004. If we call the SPARQS, we will pay accrued but unpaid interest on the SPARQS to but excluding the applicable call date.

Payout at maturity            If we have not called the SPARQS and the maturity
                              of the SPARQS has not accelerated, we will deliver to you at the scheduled maturity date a number of shares of Broadcom Stock equal to the exchange ratio for each $6.605 principal amount of SPARQS you hold. The initial exchange ratio is one-half of a share of Broadcom Stock per SPARQS, subject to adjustment for certain corporate events relating to Broadcom Corporation, which we refer to as Broadcom. You do not have the right to exchange your SPARQS for Broadcom Stock prior to maturity.

                              You can review the historical prices of Broadcom Stock in the section of this pricing supplement called "Description of SPARQS--Historical Information."

                              If a market disruption event occurs on March 19, 2004 and we elect to call the SPARQS, the scheduled maturity date of the SPARQS will be postponed so that the maturity date will be the tenth calendar day after we notify you of our election. See the section of this pricing supplement called "Description of SPARQS--Maturity Date." The maturity of the SPARQS will be accelerated under the circumstances described below under "--The maturity of the SPARQS may be accelerated."

Your return on the            The return investors realize on the SPARQS may be
SPARQS may be                 limited by our call right. We have the right to
limited by our call right     call all of the SPARQS at any time beginning
                              October 1, 2003, including at maturity, for the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 53% per annum on the issue price of each SPARQS from and including the date of issuance to but excluding the call date.

                              You should not expect to obtain a total yield (including interest payments) of more than 53% per annum on the issue price of the SPARQS to the date we exercise our call right. If we call the SPARQS, you will receive the cash call price and not Broadcom Stock or an amount based upon the market price of Broadcom Stock.

                              The yield to call, and the call price for a particular call date that the yield to call implies, takes into account the time value of any periodic payments that are made on a given investment. That is, in the case of the SPARQS, the yield to call assumes that an investor in the SPARQS earns the yield to call rate on a particular cash flow on the SPARQS, such as an interest payment or the payment of the call price on a particular call date, from the date of issuance of the SPARQS to but excluding the date of the applicable payment. As a result, the call price for any call date is an amount per SPARQS such that the present value of all of the payments made on the SPARQS to and including the applicable call date (i.e., including the call price and all of the interest payments), when discounted to the date of issuance from the payment date of those cash flows at the yield to call rate of 53% per annum, equals the issue price of the SPARQS.

                              If we call the SPARQS, we will do the following:

                              o send a notice announcing that we have decided to call the SPARQS;

                              o specify in the notice a call date when you will receive payment in exchange for delivering your SPARQS to the trustee; that call date will not be less than 10 nor more than 30 days after the date of the notice; and

                              o specify in the notice the cash call price that we will pay to you in exchange for each SPARQS.

                              If we were to call the SPARQS on October 1, 2003, which is the earliest day on which we may call the SPARQS, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date, would be $10.0212 per SPARQS. If we were to call the SPARQS on the scheduled maturity date, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date (which is the same date that would have otherwise been the scheduled maturity date), would be $12.2417 per SPARQS.

The yield to call on the      The yield to call on the SPARQS is 53%, which
SPARQS is 53%                 means that the annualized rate of return that you
                              will receive on the issue price of the SPARQS if we call the SPARQS will be 53%. The calculation of the yield to call takes into account the issue price of the SPARQS, the time to the call date, and the amount and timing of interest payments on the SPARQS, as well as the call price. If we call the SPARQS on any particular call date, the call price will be an amount so that the yield to call on the SPARQS to but excluding the call date will be 53% per annum.

The maturity date of the      The maturity date of the of the SPARQS will be
SPARQS may be                 accelerated upon the occurrence of the following
accelerated                   three events:

                                 o     a price event acceleration, which will
                                       occur if the closing price of Broadcom
                                       Stock on any trading day is less than
                                       $2.00 (subject to adjustment for certain corporate events relating to Broadcom);

                                 o     a reorganization event acceleration,
                                       which will occur if Broadcom is subject
                                       to a reorganization event in which
                                       holders of Broadcom Stock receive only
                                       cash; and

                                 o an event of default acceleration, which will occur if there is an event of default with respect to the SPARQS.

                              The amount payable to you will differ depending on the reason for the acceleration.

                                 o If there is a price event acceleration, we will owe you (i) a number of shares of Broadcom Stock at the then current exchange ratio and (ii) accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the SPARQS (excluding such accrued but unpaid interest) discounted to the date of acceleration, as described in the section of this pricing supplement called "Description of SPARQS--Price Event Acceleration."

                                 o     If there is a reorganization event
                                       acceleration, we will owe you (i) the
                                       lesser of (A) the product of (x) the
                                       amount of cash received per share of
                                       Broadcom Stock and (y) the then current
                                       exchange ratio and (B) the call price
                                       calculated as though the date of
                                       acceleration were the call date (but in
                                       no event less than the call price for the first call date) and (ii) accrued but unpaid interest to but excluding the date of acceleration.

                                 o     If there is an event of default
                                       acceleration and if we have not already
                                       called the SPARQS in accordance with the Morgan Stanley Call Right, we will owe you (i) the lesser of (A) the product of
                                       (x) the market price of Broadcom Stock,
                                       as of the date of such acceleration and
                                       (y) the then current exchange ratio and
                                       (B) the call price calculated as though
                                       the date of acceleration were the call
                                       date (but in no event less than the call price for the first call date) and (ii) accrued but unpaid interest to the date of acceleration.

                                      o    If we have already called the SPARQS
                                           in accordance with the Morgan Stanley
                                           Call Right, we will owe you (i) the
                                           call price and (ii) accrued but
                                           unpaid interest to the date of
                                           acceleration.

                              You will not be entitled to receive the return of the $6.605 principal amount of each SPARQS upon any of these acceleration events.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank (formerly known as The Chase Manhattan Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the call price that you will receive if we call the SPARQS. As calculation agent, MS & Co. will also calculate the amount payable to you in the event of a price event acceleration and adjust the exchange ratio for certain corporate events that could affect the price of Broadcom Stock and that we describe in the section of this pricing supplement called "Description of
                              SPARQS--Antidilution Adjustments."

No affiliation with           Broadcom is not an affiliate of ours and is not
Broadcom                      involved with this offering in any way. The
                              obligations represented by the SPARQS are obligations of Morgan Stanley and not of Broadcom.

Where you can find more       The SPARQS are senior notes issued as part of our
information on the SPARQS     Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate
                              Notes" and "--Exchangeable Notes."

                              For a detailed description of the terms of the SPARQS, including the specific mechanics for exercise of our call right, you should read the "Description of SPARQS" section in this pricing supplement. You should also read about some of the risks involved in investing in SPARQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the SPARQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the SPARQS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The SPARQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Broadcom Stock, there is no guaranteed return of principal. Investing in SPARQS is not equivalent to investing directly in Broadcom Stock. In addition, you do not have the right to exchange your SPARQS for Broadcom Stock prior to maturity. The return investors realize on the SPARQS may be limited by our call right. This section describes the most significant risks relating to the SPARQS. You should carefully consider whether the SPARQS are suited to your particular circumstances before you decide to purchase them.

SPARQS are not ordinary       The SPARQS combine features of equity and debt.
senior notes--                The terms of the SPARQS differ from those of
no guaranteed return of       ordinary debt securities in that we will not pay
principal                     you a fixed amount at maturity. Our payout to you
                              at the scheduled maturity date will be a number of shares of Broadcom Stock, unless we have exercised our call right or the maturity of the SPARQS has been accelerated. If the closing price of Broadcom
                              Stock at maturity (including upon an acceleration of the SPARQS) is less than the closing price on September 23, 2002, the day we offered the SPARQS for initial sale to the public and we have not called the SPARQS, we will pay you an amount of Broadcom Stock or, under some circumstances, cash with a value that is less than the principal amount of the SPARQS.

Your appreciation             The appreciation potential of the SPARQS may be
potential may be limited      limited by our call right. The $6.605 issue price
by our call right             of one SPARQS is equal to one-half of the closing
                              price of Broadcom Stock on September 23, 2002, the day we offered the SPARQS for initial sale to the public. If we exercise our call right, you will receive the cash call price described under "Description of SPARQS--Call Price" below and not Broadcom Stock or an amount based upon the closing price of Broadcom Stock. The payment you will receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, represents a yield to call of 53% per annum on the issue price of the SPARQS from the date of issuance to but excluding the call date. We may call the SPARQS at any time on or after October 1, 2003, including on the maturity date. You should not expect to obtain a total yield (including interest payments) of more than 53% per annum on the issue price of the SPARQS to the date we exercise our call right.

Secondary trading             There may be little or no secondary market for the
may be limited                SPARQS. Although the SPARQS have been approved for
                              listing on the American Stock Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the SPARQS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity.
                              MS & Co. currently intends to act as a market maker for the SPARQS but is not required to do so.

Market price of the SPARQS    Several factors, many of which are beyond our
influenced by many            control, will influence the value of the SPARQS.
unpredictable factors         We expect that generally the market price of
                              Broadcom Stock on any day will affect the value of the SPARQS more than any other single factor.
                              However, because we have the right to call the SPARQS at any time beginning October 1, 2003 for a call price that is not linked to the market price of Broadcom Stock, the SPARQS may trade differently from Broadcom Stock. Other factors that may influence the value of the SPARQS include:

                              o the volatility (frequency and magnitude of changes in price) of Broadcom Stock

                              o    the dividend rate on Broadcom Stock

                              o economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Broadcom Stock

                              o    interest and yield rates in the market

                              o the time remaining until we can call the SPARQS and until the SPARQS mature

                              o    our creditworthiness

                              Some or all of these factors will influence the price you will receive if you sell your SPARQS prior to maturity. For example, you may have to sell your SPARQS at a substantial discount from the principal amount if the market price of Broadcom Stock is at, below, or not sufficiently above the initial market price.

                              You cannot predict the future performance of Broadcom Stock based on its historical performance. The price of Broadcom Stock may decrease so that you will receive at maturity an amount of Broadcom Stock or, under some circumstances, cash worth less than the principal amount of the SPARQS. We cannot guarantee that the price of Broadcom Stock will increase so that you will receive at maturity an amount of Broadcom Stock worth more than the principal amount of the SPARQS. If we exercise our call right and call the SPARQS, you will receive the cash call price and not Broadcom Stock, and your yield to the call date (including all of the interest paid on the SPARQS) will be 53% per annum on the issue price of each SPARQS, which may be more or less than the yield on a direct investment in Broadcom Stock.

If the SPARQS accelerate,     The maturity of the SPARQS will be accelerated if
you may receive an amount     there is a price event acceleration, a
worth substantially less      reorganization event acceleration or an event of
than the principal amount     default acceleration. The amount payable to you if
of the SPARQS                 the maturity of the SPARQS is accelerated will
                              differ depending on the reason for the
                              acceleration and may be substantially less than the principal amount of the SPARQS. See
                              "Description of SPARQS--Price Event Acceleration," paragraph 5 under "Description of
                              SPARQS--Antidilution Adjustments" and "Description of SPARQS--Alternate Exchange Calculation in Case of an Event of Default."

Morgan Stanley is not         We are not affiliated with Broadcom. We or our
affiliated with Broadcom      affiliates may presently or from time to time
                              engage in business with Broadcom, including extending loans to, or making equity investments in, Broadcom or providing advisory services to Broadcom, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Broadcom. Neither we nor any of our affiliates undertakes to disclose any such information to you. Moreover, we have no ability to control the actions of Broadcom, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. We or our affiliates from time to time have published and in the future may publish research reports with respect to Broadcom. These research reports may or may not recommend that investors buy or hold Broadcom Stock. Broadcom is not involved in the offering of the SPARQS in any way and has no obligation to consider your interest as an owner of SPARQS in taking any corporate actions that might affect the value of your SPARQS. None of the money you pay for the SPARQS will go to Broadcom.

You have no                   As an owner of SPARQS, you will not have voting
shareholder rights            rights or rights to receive dividends or other
                              distributions or any other rights with respect to Broadcom Stock.

The antidilution adjustments  MS & Co., as calculation agent, will adjust the
we are required to make do    amount payable at maturity for certain events
not cover every corporate     affecting Broadcom Stock, such as stock splits and
event that can affect         stock dividends, and certain other corporate
Broadcom Stock                actions involving Broadcom, such as mergers.
                              However, the calculation agent is not required to make an adjustment for every corporate event that can affect Broadcom Stock. For example, the calculation agent is not required to make any adjustments if Broadcom or anyone else makes a partial tender or partial exchange offer for Broadcom Stock. If an event occurs that does not require the calculation agent to adjust the amount of Broadcom Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

Adverse economic interests    As calculation agent, our affiliate MS & Co. will
of the calculation agent      calculate the cash amount you will receive if we
and its affiliates may        call the SPARQS, the amount payable to you in the
influence determinations      event of a price event acceleration and what
                              adjustments should be made to the exchange ratio to reflect certain corporate and other events. We expect that MS & Co. and other affiliates will carry out hedging activities related to the SPARQS
                              (and possibly to other instruments linked to Broadcom Stock), including trading in Broadcom
                              Stock as well as in other instruments related to Broadcom Stock. Any of these hedging activities and MS & Co.'s affiliation with us could influence
                              MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio or the calculation of the amount payable to you in the event of a price event acceleration. MS & Co. and some of our other subsidiaries also trade Broadcom Stock and other financial instruments related to Broadcom Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Broadcom Stock and, accordingly, could affect your payout on the SPARQS.

Because the characterization  You should also consider the tax consequences of
of the SPARQS for federal     investing in the SPARQS. There is no direct legal
income tax purposes is        authority as to the proper tax treatment of the
uncertain, the material       SPARQS, and therefore significant aspects of the
federal income tax            tax treatment of the SPARQS are uncertain.
consequences of an            Pursuant to the terms of the SPARQS, Morgan
investment in the SPARQS      Stanley and you agree to treat a SPARQS as an
are uncertain                 investment unit consisting of (A) a terminable
                              forward contract and (B) a deposit with us of a fixed amount of cash to secure your obligation under the terminable forward contract, as described in the section of this pricing supplement called "Description of SPARQS--United
                              States Federal Income Taxation--General." The terminable forward contract (i) requires you
                              (subject to our call right) to purchase Broadcom
                              Stock from us at maturity, and (ii) allows us, upon exercise of our call right, to terminate the terminable forward contract by returning your deposit and paying to you an amount of cash equal to the difference between the deposit and the call price. If the Internal Revenue Service (the "IRS") were successful in asserting an alternative characterization for the SPARQS, the timing and character of income on the SPARQS and your basis for Broadcom Stock received in exchange for the SPARQS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of SPARQS--United States Federal Income Taxation."

                              DESCRIPTION OF SPARQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "SPARQS" refers to each $6.605 principal amount of our 8% SPARQS due March 30, 2004, Mandatorily Exchangeable for Shares of Class A Common Stock of Broadcom Corporation. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount......................  $6,811,076

Maturity Date.........................  March 30, 2004, subject to acceleration as described below in "--Price Event
                                        Acceleration," "--Antidilution
                                        Adjustments" and "--Alternate Exchange
                                        Calculation in case of an Event of
                                        Default," and subject to extension in
                                        accordance with the following paragraph
                                        in the event of a Market Disruption
                                        Event on March 19, 2004.

                                        If the Final Call Notice Date is
                                        postponed due to a Market Disruption
                                        Event or otherwise and we elect to call
                                        the SPARQS, the scheduled Maturity Date
                                        will be postponed so that the Maturity
                                        Date will be the tenth calendar day
                                        following the Final Call Notice Date.
                                        See "--Final Call Notice Date."

Interest Rate.........................  8% per annum (equivalent to $.5284 per annum per SPARQS)

Interest Payment Dates................  December 30, 2002, March 30, 2003, June
                                        30, 2003, September 30, 2003, December
                                        30, 2003 and the Maturity Date.

Record Date...........................  The Record Date for each Interest
                                        Payment Date, including the Interest
                                        Payment Date scheduled to occur on the
                                        Maturity Date, will be the date 5
                                        calendar days prior to such Interest
                                        Payment Date, whether or not that date
                                        is a Business Day; provided, however,
                                        that in the event that we call the
                                        SPARQS, no Interest Payment Date will
                                        occur after the Morgan Stanley Notice
                                        Date, except for any Interest Payment
                                        Date for which the Morgan Stanley Notice
                                        Date falls on or after the "ex-interest" date for the related interest payment, in which case the related interest payment will be made on such Interest Payment Date; and provided, further, that accrued but unpaid interest payable on the Call Date, if any, will be payable to the person to whom the Call Price is payable. The "ex- interest" date for any interest payment is the date on which purchase transactions in the SPARQS no longer carry the right to receive such interest payment.

Specified Currency....................  U.S. Dollars

Issue Price...........................  $6.605 per SPARQS

Original Issue Date (Settlement Date).  September 30, 2002

CUSIP.................................  61744Y256

Denominations.........................  $6.605 and integral multiples thereof

Morgan Stanley Call Right.............  On any scheduled Trading Day on or after
                                        October 1, 2003 or on the Maturity Date, we may call the SPARQS, in whole but not in part, for the Call Price. If we call the SPARQS, the cash Call Price and any accrued but unpaid interest on the SPARQS will be delivered to you on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your SPARQS to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you.

Morgan Stanley Notice Date............  The scheduled Trading Day on which we issue our notice of mandatory exchange,
                                        which must be at least 10 but not more
                                        than 30 days prior to the Call Date.

Final Call Notice Date................  March 19, 2004; provided that if March
                                        19, 2004 is not a Trading Day or if a
                                        Market Disruption Event occurs on such
                                        day, the Final Call Notice Date will be
                                        the immediately succeeding Trading Day
                                        on which no Market Disruption Event
                                        occurs.

Call Date.............................  The day specified by us in our notice of mandatory exchange, on which we will
                                        deliver cash to holders of SPARQS for
                                        mandatory exchange, which day may be any scheduled Trading Day on or after October 1, 2003 or the Maturity Date (regardless of whether the Maturity Date is a scheduled Trading Day).

Call Price............................  The Call Price with respect to any Call
                                        Date is an amount of cash per SPARQS
                                        such that the sum of the present values
                                        of all cash flows on each SPARQS to and
                                        including the Call Date (i.e., the Call
                                        Price and all of the interest payments
                                        on each SPARQS), discounted to the
                                        Original Issue Date from the applicable
                                        payment date at the Yield to Call rate
                                        of 53% per annum computed on the basis
                                        of a 360-day year of twelve 30-day
                                        months, equals the Issue Price, as
                                        determined by the Calculation Agent.

                                        The table of indicative Call Prices set
                                        forth below illustrates what the Call
                                        Price per SPARQS would be if we were to
                                        call the SPARQS on October 1, 2003
                                        (which is the earliest date on which we
                                        may call the SPARQS) and on any
                                        subsequent scheduled Interest Payment
                                        Date through the scheduled Maturity
                                        Date:

                                        Call Date                     Call Price
                                        ---------                     ----------
                                        October 1, 2003...........     $9.4913
                                        December 30, 2003.........     $10.4130
                                        March 30, 2004............     $11.4491

                                        The indicative Call Prices set forth
                                        above do not include the accrued but
                                        unpaid interest that would also be
                                        payable on each SPARQS on the applicable
                                        Call Date. We may call the SPARQS on any scheduled Trading Day on or after October 1, 2003 or on the Maturity Date.

                                        For more information regarding the
                                        determination of the Call Price and
                                        examples of how the Call Price is
                                        calculated in certain hypothetical
                                        scenarios, see Annex A to this pricing
                                        supplement.

Yield to Call.........................  The Yield to Call on the SPARQS is 53%,
                                        which means that the annualized rate of
                                        return that you will receive on the
                                        Issue Price of the SPARQS if we call the SPARQS will be 53%. The calculation of the Yield to Call takes into account the Issue Price of the SPARQS, the time to the Call Date, and the amount and timing of interest payments on the SPARQS, as well as the Call Price. If we call the SPARQS on any particular Call Date, the Call Price will be an amount so that the Yield to Call on the SPARQS to but excluding the Call Date will be 53% per annum. See Annex A to this pricing supplement.

Exchange at the Maturity Date.........  Unless we have called the SPARQS or their maturity has accelerated, at the
                                        scheduled Maturity Date, upon delivery
                                        of the SPARQS to the Trustee, we will
                                        apply the $6.605 principal amount of
                                        each SPARQS as payment for, and will
                                        deliver, a number of shares of Broadcom
                                        Stock at the Exchange Ratio.

                                        We shall, or shall cause the Calculation
                                        Agent to, (i) provide written notice to
                                        the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to the scheduled Maturity Date of the SPARQS, of the amount of Broadcom Stock to be delivered with respect to the $6.605 principal amount of each SPARQS and (ii) deliver such shares of Broadcom Stock (and cash in respect of interest and any fractional shares of Broadcom Stock) to the Trustee for delivery to the holders on the scheduled Maturity Date.

                                        If the maturity of the SPARQS is
                                        accelerated because of a Reorganization
                                        Event Acceleration (as defined under
                                        paragraph 5 under "--Antidilution
                                        Adjustments" below), or because of a
                                        Price Event Acceleration (as described
                                        under "--Price Event Acceleration"
                                        below) or because of an Event of Default
                                        Acceleration (as defined under
                                        "--Alternate Exchange Calculation in
                                        Case of an Event of Default" below), we
                                        shall provide such notice as promptly as possible and in no event later than (i) in the case of an Event of Default Acceleration, two Trading Days after the date of acceleration or (ii) in the case of a Reorganization Event Acceleration or a Price Event Acceleration, 10:30 a.m. on the Trading Day immediately prior to the date of acceleration.

Price Event Acceleration..............  If on any date prior to the third
                                        Business Day immediately preceding the
                                        Maturity Date the product of the Market
                                        Price per share of Broadcom Stock and
                                        the Exchange Ratio is less than $1.00,
                                        the Maturity Date of the SPARQS will be
                                        deemed to be accelerated to the third
                                        Business Day immediately following such
                                        date (the "date of acceleration"). At
                                        the current Exchange Ratio of .5, a
                                        Price Event Acceleration will occur if
                                        the Market Price per share of Broadcom
                                        Stock is less than $2.00. See
                                        "--Exchange Ratio" below. Upon such
                                        acceleration, you will receive per
                                        SPARQS on the date of acceleration:

                                            o    a number of shares of Broadcom
                                                 Stock at the then current
                                                 Exchange Ratio; and

                                            o    accrued but unpaid interest to
                                                 but excluding the date of
                                                 acceleration plus an amount of
                                                 cash as determined by the
                                                 Calculation Agent equal to the
                                                 sum of the present values of
                                                 the remaining scheduled
                                                 payments of interest on the

                                                 SPARQS (excluding any portion
                                                 of such payments of interest
                                                 accrued to the date of
                                                 acceleration) discounted to
                                                 the date of acceleration.

                                        The present value of each remaining
                                        scheduled payment will be based on the
                                        comparable yield that we would pay on a
                                        non-interest bearing, senior unsecured
                                        debt obligation having a maturity equal
                                        to the term of each such remaining
                                        scheduled payment, as determined by the
                                        Calculation Agent.

                                        Holders will not be entitled to receive
                                        the return of the $6.605 principal
                                        amount of each SPARQS upon a Price Event
                                        Acceleration.

No Fractional Shares..................  Upon delivery of the SPARQS to the
                                        Trustee at maturity, we will deliver the aggregate number of shares of Broadcom Stock due with respect to all of such SPARQS, as described above, but we will pay cash in lieu of delivering any fractional share of Broadcom Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of Broadcom Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the SPARQS.

Exchange Ratio........................  .5, subject to adjustment for certain corporate events relating to Broadcom.
                                        See "--Antidilution Adjustments" below.

Market Price..........................  If Broadcom Stock (or any other security for which a Market Price must be
                                        determined) is listed on a national
                                        securities exchange, is a security of
                                        the Nasdaq National Market or is
                                        included in the OTC Bulletin Board
                                        Service ("OTC Bulletin Board") operated
                                        by the National Association of
                                        Securities Dealers, Inc. (the "NASD"),
                                        the Market Price for one share of
                                        Broadcom Stock (or one unit of any such
                                        other security) on any Trading Day means
                                        (i) the last reported sale price,
                                        regular way, of the principal trading
                                        session on such day on the principal
                                        United States securities exchange
                                        registered under the Securities Exchange
                                        Act of 1934, as amended (the "Exchange
                                        Act"), on which Broadcom Stock is listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Broadcom Stock is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Broadcom Stock obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq

                                        National Market" shall include a
                                        security included in any successor to
                                        such system, and the term "OTC Bulletin
                                        Board Service" shall include any
                                        successor service thereto.

Trading Day...........................  A day, as determined by the Calculation
                                        Agent, on which trading is generally
                                        conducted on the New York Stock
                                        Exchange, Inc. ("NYSE"), the AMEX, the
                                        Nasdaq National Market, the Chicago
                                        Mercantile Exchange and the Chicago
                                        Board of Options Exchange and in the
                                        over-the-counter market for equity
                                        securities in the United States.

Book Entry Note or Certificated Note..  Book Entry

Senior Note or Subordinated Note......  Senior

Trustee...............................  JPMorgan Chase Bank (formerly known as
                                        The Chase Manhattan Bank)

Agent for the underwritten offering
   of SPARQS..........................  MS & Co.

Calculation Agent.....................  MS & Co.

                                        All determinations made by the
                                        Calculation Agent will be at the sole
                                        discretion of the Calculation Agent and
                                        will, in the absence of manifest error,
                                        be conclusive for all purposes and
                                        binding on you and on us.

                                        All calculations with respect to the
                                        Exchange Ratio and Call Price for the
                                        SPARQS will be rounded to the nearest
                                        one hundred- thousandth, with five
                                        one-millionths rounded upward (e.g.,
                                        .876545 would be rounded to .87655); all dollar amounts related to the Call Price resulting from such calculations will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded to .7655); and all dollar amounts paid with respect to the Call Price on the aggregate number of SPARQS will be rounded to the nearest cent, with one-half cent rounded upward.

                                        Because the Calculation Agent is our
                                        affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the SPARQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio, determining any Market Price or whether a Market Disruption Event has occurred or calculating the amount payable to you in the event of a Price Event Acceleration. See "--Antidilution Adjustments" and "--Market Disruption Event" below and "--Price Event Acceleration" above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments..............  The Exchange Ratio will be adjusted as follows:

                                        1. If Broadcom Stock is subject to a
                                        stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Broadcom Stock.

                                        2. If Broadcom Stock is subject (i) to a stock dividend (issuance of additional shares of Broadcom Stock) that is given ratably to all holders of shares of Broadcom Stock or (ii) to a distribution of Broadcom Stock as a result of the triggering of any provision of the corporate charter of Broadcom, then once the dividend has become effective and Broadcom Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Broadcom Stock and (ii) the prior Exchange Ratio.

                                        3. There will be no adjustments to the
                                        Exchange Ratio to reflect cash dividends or other distributions paid with respect to Broadcom Stock other than distributions described in clauses (i),
                                        (iv) and (v) of paragraph 5 below and
                                        Extraordinary Dividends as described
                                        below. A cash dividend or other
                                        distribution with respect to Broadcom
                                        Stock will be deemed to be an
                                        "Extraordinary Dividend" if such
                                        dividend or other distribution exceeds
                                        the immediately preceding
                                        non-Extraordinary Dividend for Broadcom
                                        Stock by an amount equal to at least 10% of the Market Price of Broadcom Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Broadcom Stock, the Exchange Ratio with respect to Broadcom Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Broadcom Stock will equal
                                        (i) in the case of cash dividends or
                                        other distributions that constitute
                                        regular dividends, the amount per share
                                        of such Extraordinary Dividend minus the amount per share of the immediately preceding non- Extraordinary Dividend for Broadcom Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Broadcom Stock described in clause (i),
                                        (iv) or (v) of paragraph 5 below that
                                        also constitutes an Extraordinary

                                        Dividend shall cause an adjustment to
                                        the Exchange Ratio pursuant only to
                                        clause (i), (iv) or (v) of paragraph 5,
                                        as applicable.

                                        4. If Broadcom issues rights or warrants to all holders of Broadcom Stock to subscribe for or purchase Broadcom Stock at an exercise price per share less than the Market Price of Broadcom Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the SPARQS, then the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and a fraction, the numerator of which shall be the number of shares of Broadcom Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Broadcom Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Broadcom Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Broadcom Stock which the aggregate offering price of the total number of shares of Broadcom Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                        5. If (i) there occurs any
                                        reclassification or change of Broadcom
                                        Stock, including, without limitation, as a result of the issuance of any tracking stock by Broadcom, (ii) Broadcom or any surviving entity or subsequent surviving entity of Broadcom (a "Broadcom Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Broadcom or any Broadcom Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Broadcom is liquidated, (v) Broadcom issues to all of its shareholders equity securities of an issuer other than Broadcom (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Broadcom Stock (any such event in clauses (i) through (vi), a
                                        "Reorganization Event"), the method of
                                        determining the amount payable upon
                                        exchange at maturity for each SPARQS
                                        will be adjusted to provide that each
                                        holder of SPARQS will receive at
                                        maturity, in respect of the $6.605
                                        principal amount of each SPARQS,
                                        securities, cash or any other assets
                                        distributed to holders of Broadcom Stock in or as a result of any such Reorganization Event, including (i) in the case of the issuance of tracking stock, the reclassified share of Broadcom Stock, (ii) in the case of a Spin- off Event, the share of Broadcom Stock with respect to which the spun-off security was issued, and (iii) in the case of any other Reorganization Event where Broadcom Stock continues to be held by the holders receiving such distribution, the Broadcom Stock (collectively, the "Exchange Property"), in an amount with a value equal to the amount of Exchange Property delivered with respect to a number of shares of Broadcom Stock equal to the Exchange Ratio at the time of the Reorganization Event.
                                        Notwithstanding the above, if the
                                        Exchange Property received in any such
                                        Reorganization Event consists only of
                                        cash, the Maturity Date of the SPARQS
                                        will be deemed to be accelerated (a
                                        "Reorganization Event Acceleration") to
                                        the third Business Day immediately
                                        following the date on which such cash is distributed to holders of Broadcom Stock (the "date of acceleration") (unless we exercise or have exercised the Morgan Stanley Call Right) and holders will receive for each SPARQS on such date of acceleration in lieu of any Broadcom Stock and as liquidated damages in full satisfaction of Morgan Stanley's obligations under the SPARQS the lesser of (i) the product of (x) the amount of cash received per share of Broadcom Stock and (y) the then current Exchange Ratio and (ii) the Call Price calculated as though the date of acceleration were the Call Date (but in no event less than the Call Price for the first Call Date), in each case plus accrued but unpaid interest to but excluding the date of acceleration. If Exchange Property consists of more than one type of property, holders of SPARQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                        For purposes of paragraph 5 above, in
                                        the case of a consummated tender or
                                        exchange offer or going-private
                                        transaction involving Exchange Property
                                        of a particular type, Exchange Property
                                        shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                        Following the occurrence of any
                                        Reorganization Event referred to in
                                        paragraph 5 above, (i) references to
                                        "Broadcom Stock" under "--No Fractional
                                        Shares," "--Market Price" and "--Market
                                        Disruption Event" shall be deemed to
                                        also refer to any other security
                                        received by holders of Broadcom Stock in any such Reorganization Event, and (ii) all other references in this pricing supplement to "Broadcom Stock" shall be deemed to refer to the Exchange Property into which the SPARQS are thereafter exchangeable and references to a "share" or "shares" of Broadcom Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

                                        No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Ratio will be made up to the close of business on the third Trading Day prior to the scheduled Maturity Date.

                                        No adjustments to the Exchange Ratio or
                                        method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of Broadcom Stock, including, without limitation, a partial tender or exchange offer for Broadcom Stock.

                                        The Calculation Agent shall be solely
                                        responsible for the determination and
                                        calculation of any adjustments to the
                                        Exchange Ratio or method of calculating
                                        the Exchange Ratio and of any related
                                        determinations and calculations with
                                        respect to any distributions of stock,
                                        other securities or other property or
                                        assets (including cash) in connection
                                        with any corporate event described in
                                        paragraph 5 above, and its
                                        determinations and calculations with
                                        respect thereto shall be conclusive in
                                        the absence of manifest error.

                                        The Calculation Agent will provide
                                        information as to any adjustments to the Exchange Ratio or to the method of calculating the amount payable upon exchange at maturity of the SPARQS in accordance with paragraph 5 above upon written request by any holder of the SPARQS.

Market Disruption Event...............  "Market Disruption Event" means, with respect to Broadcom Stock:

                                            (i) a suspension, absence or
                                            material limitation of trading of
                                            Broadcom Stock on the primary market
                                            for Broadcom Stock for more than two
                                            hours of trading or during the
                                            one-half hour period preceding the
                                            close of the principal trading
                                            session in such market; or a
                                            breakdown or failure in the price
                                            and trade reporting systems of the
                                            primary market for Broadcom Stock as
                                            a result of which the reported
                                            trading prices for Broadcom Stock
                                            during the last one-half hour
                                            preceding the close of the principal
                                            trading session in such market are
                                            materially inaccurate; or the
                                            suspension, absence or material
                                            limitation of trading on the primary
                                            market for trading in options
                                            contracts related to Broadcom Stock,
                                            if available, during the one-half
                                            hour period preceding the close of
                                            the principal trading session in the
                                            applicable market, in each case as
                                            determined by the Calculation Agent
                                            in its sole discretion; and

                                            (ii) a determination by the
                                            Calculation Agent in its sole
                                            discretion that any event described
                                            in clause (i) above materially
                                            interfered with the ability of
                                            Morgan Stanley or any of its
                                            affiliates to unwind or adjust all
                                            or a material portion of the hedge
                                            with respect to the SPARQS.

                                        For purposes of determining whether a
                                        Market Disruption Event has occurred:
                                        (1) a limitation on the hours or number
                                        of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event,
                                        (3) limitations pursuant to NYSE Rule
                                        80A (or any applicable rule or
                                        regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Broadcom Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Broadcom Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Broadcom Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default........  In case an event of default with respect to the SPARQS shall have occurred and be continuing, the amount declared due and payable per SPARQS upon any acceleration of the SPARQS (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the lesser of
                                        (i) the product of (x) the Market Price
                                        of Broadcom Stock (and/or the value of
                                        any Exchange Property) as of the date of such acceleration and (y) the then current Exchange Ratio and (ii) the Call Price calculated as though the date of acceleration were the Call Date (but in no event less than the Call Price for the first Call Date), in each case plus accrued but unpaid interest to but excluding the date of acceleration; provided that if we have called the SPARQS in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each SPARQS equal to the Call Price for the Call Date specified in our notice of mandatory exchange, plus accrued but unpaid interest to but excluding the date of acceleration.

Broadcom Stock;
Public Information....................  Broadcom Corporation is a provider of integrated silicon solutions that enable broadband communications and networking of voice, video and data services. Broadcom Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Broadcom pursuant to the Exchange Act can be located by reference to Commission file number 0-23993. In addition, information regarding Broadcom may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                        This pricing supplement relates only to
                                        the SPARQS offered hereby and does not
                                        relate to Broadcom Stock or other
                                        securities of Broadcom. We have derived
                                        all disclosures contained in this
                                        pricing supplement regarding Broadcom
                                        from the publicly available documents
                                        described in the preceding paragraph.
                                        Neither we nor the Agent has
                                        participated in the preparation of such
                                        documents or made any due diligence
                                        inquiry with respect to Broadcom in
                                        connection with the offering of the
                                        SPARQS. Neither we nor the Agent makes
                                        any representation that such publicly
                                        available documents or any other
                                        publicly available information regarding
                                        Broadcom is accurate or complete.
                                        Furthermore, we cannot give any
                                        assurance that all events occurring
                                        prior to the date hereof (including
                                        events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Broadcom Stock (and therefore the price of Broadcom Stock at the time we price the SPARQS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Broadcom could affect the value received at maturity with respect to the SPARQS and therefore the trading prices of the SPARQS.

                                        Neither we nor any of our affiliates
                                        makes any representation to you as to
                                        the performance of Broadcom Stock.

                                        We and/or our affiliates may presently
                                        or from time to time engage in business
                                        with Broadcom, including extending loans to, or making equity investments in, Broadcom or providing advisory services to Broadcom, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Broadcom, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Broadcom. The statements in the preceding two sentences are not intended to affect the rights of holders of the SPARQS under the securities laws. As a prospective purchaser of SPARQS, you should undertake an independent investigation of Broadcom as in your judgment is appropriate to make an informed decision with respect to an investment in Broadcom Stock.

Historical Information................  The following table sets forth the published high and low Market Prices of
                                        Broadcom Stock during 1999, 2000, 2001
                                        and 2002 through September 23, 2002. The
                                        Market Price of Broadcom Stock on
                                        September 23, 2002 was $13.21. We
                                        obtained the Market Prices and other
                                        information below from Bloomberg
                                        Financial Markets, and we believe such
                                        information to be accurate. You should
                                        not take the historical prices of
                                        Broadcom Stock as an indication of
                                        future performance. The price of
                                        Broadcom Stock may decrease so that at
                                        maturity you will receive an amount of
                                        Broadcom Stock worth less than the
                                        principal amount of the SPARQS. We
                                        cannot give you any assurance that the
                                        price of Broadcom Stock will increase so that at maturity you will receive an amount of Broadcom Stock worth more than the principal amount of the SPARQS. To the extent that the Market Price at maturity of shares of Broadcom Stock at the Exchange Ratio is less than the Issue Price of the SPARQS and the shortfall is not offset by the coupon paid on the SPARQS, you will lose money on your investment.

                                                                                 High        Low
                                                                              ---------  ---------
                                        (CUSIP 111320107)
                                        1999
                                        First Quarter.....................    $   44.81  $   25.03
                                        Second Quarter....................        72.28      30.00
                                        Third Quarter.....................        72.19      52.06
                                        Fourth Quarter....................       137.50      54.56
                                        2000
                                        First Quarter.....................       246.00     114.94
                                        Second Quarter....................       219.06     118.38
                                        Third Quarter.....................       273.63     213.06
                                        Fourth Quarter....................       251.75      77.50
                                        2001
                                        First Quarter.....................       133.44      28.90
                                        Second Quarter ...................        48.36      21.37
                                        Third Quarter ....................        47.71      20.00
                                        Fourth Quarter....................        49.99      18.77
                                        2002
                                        First Quarter.....................        51.43      30.65
                                        Second Quarter....................        38.76      17.54
                                        Third Quarter
                                          (through September 23, 2002)....        22.29      13.21

                                        Historical prices have been adjusted for two 2-for-1 stock splits, which became effective in the first quarter of 1999 and the first quarter of 2000, respectively.

                                        Broadcom has not paid cash dividends on
                                        Broadcom Stock to date. We make no
                                        representation as to the amount of
                                        dividends, if any, that Broadcom will
                                        pay in the future. In any event, as a
                                        holder of the SPARQS, you will not be
                                        entitled to receive dividends, if any,
                                        that may be payable on Broadcom Stock.

Use of Proceeds and Hedging...........  The net proceeds we receive from the sale of the SPARQS will be used for
                                        general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the SPARQS. See also "Use of Proceeds" in the accompanying prospectus.

                                        On the date of this pricing supplement,
                                        we, through our subsidiaries or others,
                                        hedged our anticipated exposure in
                                        connection with the SPARQS by taking
                                        positions in Broadcom Stock and other
                                        instruments. Purchase activity could
                                        have potentially increased the price of
                                        Broadcom Stock, and therefore have
                                        effectively increased the level at which Broadcom Stock must trade before you would receive at maturity an amount of Broadcom Stock worth as much as or more than the principal amount of the SPARQS. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the SPARQS by purchasing and selling Broadcom Stock, options contracts on Broadcom Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. Although we have no reason to believe that our hedging activity had, or will in the future have, a material impact on the price of Broadcom Stock, we cannot give any assurance that we did not, or in the future will not, affect such price as a result of our hedging activities.

Supplemental Information Concerning
Plan of Distribution..................  Under the terms and subject to conditions contained in the U.S.
                                        distribution agreement referred to in
                                        the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of SPARQS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the SPARQS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. The Agent may allow a concession not in excess of 2.50% of the principal amount of the SPARQS to other dealers. We expect to deliver the SPARQS against payment therefor in New York, New York on September 30, 2002. After the initial offering of the SPARQS, the Agent may vary the offering price and other selling terms from time to time.

                                        In order to facilitate the offering of
                                        the SPARQS, the Agent may engage in
                                        transactions that stabilize, maintain or otherwise affect the price of the SPARQS or Broadcom Stock. Specifically, the Agent may sell more SPARQS than it is obligated to purchase in connection with the offering or may sell Broadcom Stock it does not own, creating a naked short position in the SPARQS or Broadcom Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the SPARQS or Broadcom Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the SPARQS or Broadcom Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, SPARQS or Broadcom Stock in the open market to stabilize the price of the SPARQS. Any of these activities may raise or maintain the market price of the SPARQS above independent market levels or prevent or retard a decline in the market price of the SPARQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
and Insurance Companies...............  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the SPARQS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                        In addition, we and certain of our
                                        subsidiaries and affiliates, including
                                        MS & Co. and Morgan Stanley DW Inc.
                                        (formerly Dean Witter Reynolds Inc.)
                                        ("MSDWI"), may each be considered a
                                        "party in interest" within the meaning
                                        of ERISA, or a "disqualified person"
                                        within the meaning of the Internal
                                        Revenue Code of 1986, as amended (the
                                        "Code"), with respect to many Plans, as
                                        well as many individual retirement
                                        accounts and Keogh plans (also "Plans").
                                        Prohibited transactions within the
                                        meaning of ERISA or the Code would
                                        likely arise, for example, if the SPARQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the SPARQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                        The U.S. Department of Labor has issued
                                        five prohibited transaction class
                                        exemptions ("PTCEs") that may provide
                                        exemptive relief for direct or indirect
                                        prohibited transactions resulting from
                                        the purchase or holding of the SPARQS.
                                        Those class exemptions are PTCE 96-23
                                        (for certain transactions determined by
                                        in-house asset managers), PTCE 95-60
                                        (for certain transactions involving
                                        insurance company general accounts),
                                        PTCE 91-38 (for certain transactions
                                        involving bank collective investment
                                        funds), PTCE 90-1 (for certain
                                        transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                        Because we may be considered a party in
                                        interest with respect to many Plans, the SPARQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not
                                        prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the SPARQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                        Under ERISA, assets of a Plan may
                                        include assets held in the general
                                        account of an insurance company which
                                        has issued an insurance policy to such
                                        plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the SPARQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                        In addition to considering the
                                        consequences of holding the SPARQS,
                                        employee benefit plans subject to ERISA
                                        (or insurance companies deemed to be
                                        investing ERISA plan assets) purchasing
                                        the SPARQS should also consider the
                                        possible implications of owning Broadcom
                                        Stock upon exchange of the SPARQS at
                                        maturity. Purchasers of the SPARQS have
                                        exclusive responsibility for ensuring
                                        that their purchase and holding of the
                                        SPARQS do not violate the prohibited
                                        transaction rules of ERISA or the Code.

United States Federal Income
Taxation..............................  The following summary is based on the advice of Davis Polk & Wardwell, our
                                        special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial holders of the SPARQS purchasing the SPARQS at the Issue Price, who will hold the SPARQS as capital assets within the meaning of
                                        Section 1221 of the Code. This summary
                                        is based on the Code, administrative
                                        pronouncements, judicial decisions and
                                        currently effective and proposed
                                        Treasury Regulations, changes to any of
                                        which subsequent to the date of this
                                        pricing supplement may affect the tax
                                        consequences described herein. This
                                        summary does not address all aspects of
                                        U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., taxpayers who are not U.S. Holders, as defined below, certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a SPARQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the SPARQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                        General

                                        Pursuant to the terms of the SPARQS, we
                                        and every holder of a SPARQS agree (in
                                        the absence of an administrative
                                        determination or judicial ruling to the
                                        contrary) to characterize a SPARQS for
                                        all tax purposes as an investment unit
                                        consisting of the following components
                                        (the "Components"): (A) a terminable
                                        contract (the "Terminable Forward
                                        Contract") that (i) requires the holder
                                        of the SPARQS (subject to the Morgan
                                        Stanley Call Right) to purchase, and us
                                        to sell, for an amount equal to $6.605
                                        (the "Forward Price"), Broadcom Stock at maturity and (ii) allows us, upon exercise of the Morgan Stanley Call Right, to terminate the Terminable Forward Contract by returning to the holder the Deposit (as defined below) and paying to the holder an amount of cash equal to the difference between the Deposit and the Call Price; and (B) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase Broadcom Stock (the "Deposit"), which Deposit bears an annual yield of 1.83% per annum, which yield is based on our cost of borrowing. Under this characterization, less than the full quarterly payments on the SPARQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the SPARQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the holders' entry into the Terminable Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the SPARQS, we will allocate 100% of the Issue Price of the SPARQS to the Deposit and none to the Terminable Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the SPARQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the SPARQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the SPARQS or instruments similar to the SPARQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the SPARQS. Due to the absence of authorities that directly address instruments that are similar to the SPARQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the SPARQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SPARQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the SPARQS (including alternative characterizations of the SPARQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                        U.S. Holders

                                        As used herein, the term "U.S. Holder"
                                        means an owner of a SPARQS that is, for
                                        U.S. federal income tax purposes, (i) a
                                        citizen or resident of the United
                                        States, (ii) a corporation created or
                                        organized under the laws of the United
                                        States or any political subdivision
                                        thereof or (iii) an estate or trust the
                                        income of which is subject to United
                                        States federal income taxation
                                        regardless of its source.

                                        Tax Treatment of the SPARQS

                                        Assuming the characterization of the
                                        SPARQS and the allocation of the Issue
                                        Price as set forth above, Tax Counsel
                                        believes that the following U.S. federal income tax consequences should result.

                                        Quarterly Payments on the SPARQS. To the extent attributable to the yield on the Deposit, quarterly payments on the SPARQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the SPARQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                        Tax Basis. Based on our determination
                                        set forth above, the U.S. Holder's tax
                                        basis in the Terminable Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                        Settlement of the Terminable Forward
                                        Contract. Upon maturity of the
                                        Terminable Forward Contract, a U.S.
                                        Holder would, pursuant to the Terminable
                                        Forward Contract, be deemed to have
                                        applied the Forward Price toward the
                                        purchase of Broadcom Stock, and the U.S.
                                        Holder would not recognize any gain or
                                        loss with respect to any Broadcom Stock
                                        received. With respect to any cash
                                        received upon maturity (other than in
                                        respect of any accrued interest on the
                                        Deposit and, possibly, any accrued
                                        Contract Fees), a U.S. Holder would
                                        recognize gain or loss. The amount of
                                        such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash as described in the following paragraph. Any such gain or loss would generally be capital gain or loss, as the case may be.

                                        With respect to any Broadcom Stock
                                        received upon maturity, the U.S. Holder
                                        would have an adjusted tax basis in the
                                        Broadcom Stock equal to the pro rata
                                        portion of the Forward Price allocable
                                        to it. The allocation of the Forward
                                        Price between the right to receive cash
                                        and Broadcom Stock should be based on
                                        the amount of the cash received
                                        (excluding cash in respect of any
                                        accrued
                                        interest on the Deposit and, possibly,
                                        any accrued Contract Fees) and the
                                        relative fair market value of Broadcom
                                        Stock as of the Maturity Date. The
                                        holding period for any Broadcom Stock
                                        received would start on the day after
                                        the maturity of the SPARQS.

                                        U.S. Holders should note that while any
                                        accrued but unpaid interest on the
                                        Deposit and, possibly, any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Terminable Forward Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a SPARQS.

                                        Price Event Acceleration. Although the
                                        tax consequences of a Price Event
                                        Acceleration are uncertain, we intend to treat a Price Event Acceleration as (i) the repayment by us of the Deposit for a price equal to the Forward Price plus the present value of the portion of the remaining scheduled payments on the SPARQS (from and including the date of acceleration) that is attributable to interest on the Deposit, and (ii) the settlement of the Terminable Forward Contract through the delivery by the holder to us of the Forward Price in exchange for (a) shares of Broadcom Stock and (b) cash equal to the present value of the portion of the remaining scheduled payments on the SPARQS (from and including the date of acceleration) that is attributable to Contract Fees. We will also pay cash representing unpaid interest on the Deposit and unpaid Contract Fees that accrued up to but excluding the date of acceleration.

                                        Assuming the characterization of the
                                        Price Event Acceleration described
                                        above, a U.S. Holder would, with respect to the price paid for the Deposit, recognize capital gain or loss equal to the difference between such amount and the U.S. Holder's basis in the Deposit which, in the case of an initial holder, would be capital gain equal to the present value of the portion of remaining scheduled payments on the SPARQS attributable to the interest on the Deposit. In general, the tax treatment of the settlement of the Terminable Forward Contract upon a Price Event Acceleration would be the same as described above under "--Settlement of the Terminable Forward Contract." However, the tax treatment of cash received with respect to the present value of the portion of the remaining scheduled payments on the SPARQS that is attributable to Contract Fees is uncertain. Such amount could be treated as an adjustment to the Forward Price, which would reduce the basis a U.S. Holder would have in Broadcom Stock received, or as additional cash proceeds with respect to the Forward Contract, which would be treated as described above under "--Settlement of the Terminable Forward Contract." U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of cash received with respect to the Terminable Forward Contract upon a Price Event
                                        Acceleration.

                                        Any cash received with respect to
                                        accrued interest on the Deposit and any
                                        accrued Contract Fees will be taxed as
                                        described under "--Quarterly Payments on the SPARQS" above.

                                        Sale, Exchange or Early Retirement of
                                        the SPARQS. Upon a sale or exchange of a SPARQS prior to the maturity of the SPARQS, upon their retirement prior to maturity pursuant to the Morgan Stanley Call Right or upon the occurrence of a Reorganization Event Acceleration or an Event of Default Acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange, retirement or occurrence and the U.S. Holder's tax basis in the SPARQS so sold, exchanged or retired. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the SPARQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the SPARQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a SPARQS.

                                        Possible Alternative Tax Treatments of
                                        an Investment in the SPARQS

                                        Due to the absence of authorities that
                                        directly address the proper
                                        characterization of the SPARQS, no
                                        assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a SPARQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                        If the IRS were successful in asserting
                                        that the Contingent Payment Regulations
                                        applied to the SPARQS, the timing and
                                        character of income thereon would be
                                        significantly affected. Among other
                                        things, a U.S. Holder would be required
                                        to accrue as original issue discount
                                        income, subject to adjustments, at a
                                        "comparable yield" on the Issue Price.
                                        In addition, a U.S. Holder would
                                        recognize income upon maturity of the
                                        SPARQS to the extent that the value of
                                        Broadcom Stock and cash (if any)
                                        received exceeds the adjusted issue
                                        price. Furthermore, any gain realized
                                        with respect to the SPARQS would
                                        generally be treated as ordinary income.

                                        Even if the Contingent Payment
                                        Regulations do not apply to the SPARQS,
                                        other alternative federal income tax
                                        characterizations or treatments of the
                                        SPARQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the SPARQS. It is possible, for example, that a

                                        SPARQS could be treated as constituting
                                        a prepaid forward contract. Other
                                        alternative characterizations are also
                                        possible. Accordingly, prospective
                                        purchasers are urged to consult their
                                        tax advisors regarding the U.S. federal
                                        income tax consequences of an investment in the SPARQS.

                                        Backup Withholding and Information
                                        Reporting

                                        Information reporting and backup
                                        withholding may apply in respect of the
                                        amounts paid to the U.S. Holder, unless
                                        such U.S. Holder provides proof of an
                                        applicable exemption or a correct
                                        taxpayer identification number, and
                                        otherwise complies with applicable
                                        requirements of the backup withholding
                                        rules. The amounts withheld under the
                                        backup withholding rules are not an
                                        additional tax and may be refunded, or
                                        credited against the U.S. Holder's U.S.
                                        federal income tax liability, provided
                                        the required information is furnished to the IRS.

                                                                         Annex A

                      Hypothetical Call Price Calculations

The following tables set forth sample calculations of the Call Price for hypothetical Call Dates of October 1, 2003, November 30, 2003 and March 30, 2004 (the scheduled Maturity Date) based on the following terms:

     o    Original Issue Date: September 30, 2002
     o Interest Payment Dates: December 30, 2002, March 30, 2003, June 30, 2003, September 30, 2003, December 30, 2003 and the Maturity Date
     o Yield to Call: 53.00% per annum (computed on the basis of a 360-day year of twelve 30-day months)
     o Issue Price: $6.605 per SPARQS (equal to one-half of the closing price of Broadcom Stock on September 23, 2002)
     o    Interest Rate: 8% per annum

The Call Price with respect to any Call Date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the Call Date (i.e., the Call Price and all of the interest payments on each SPARQS), discounted to the Original Issue Date from the applicable payment date at the Yield to Call rate of 53.00% per annum, equals the Issue Price.

The Call Price in each of the hypothetical examples shown below is determined as follows:

     o The known cash flows on the SPARQS, i.e., the interest payments, are discounted to their present value on the Original Issue Date at the applicable Discount Factor, based on a rate equal to the Yield to Call. The sum of these present values equals the present value on the Original Issue Date of all of the interest payments payable on the SPARQS to and including the applicable Call Date.

          o For example, the present value of all of the interest payments for the hypothetical Call Date of October 1, 2003 is $.4089 ($.1188 + $.1068 + $.0960 + $.0863 + $.0010).

     o Since the present value of all payments on the SPARQS to and including the Call Date must equal the Issue Price, we can determine the present value of the applicable Call Price by subtracting the sum of the present values of the interest payments from the Issue Price.

          o For example, for the hypothetical Call Date of October 1, 2003, the present value of the Call Price is $6.1961 ($6.605 - $.4089).

     o The Call Price is then derived by determining the amount that, when discounted to the Original Issue Date from the applicable Call Date at the applicable Discount Factor, equals the present value of the Call Price.

          o For the hypothetical Call Date of October 1, 2003, the Call Price is therefore $9.4913, which is the amount that if paid on October 1, 2003 has a present value on the Original Issue Date of $6.1961, based on the applicable Discount Factor.

                                    o   o   o

The Call Prices calculated in the following tables are based upon the terms set forth above and three sample Call Dates. The actual amount you will receive if we call the SPARQS will depend upon the actual Call Date.

                          Call Date of October 1, 2003

                                                                                                                            Present
                                                                                                                           Value at
                                                                                                                           Original
                                                                                                                          Issue Date
                                                                                                                            of Cash
                                          Accrued but                                          Years from                  Received
                                             Unpaid                                Days from    Original      Discount    on Payment
                      Issue    Interest     Interest                  Total Cash   Original      Issue         Factor       Date at
                      Price    Payments   Received on  Call Price    Received on     Issue        Date        at Yield       Yield
Payment Date          Paid     Recieved    Call Date   Received(1)   Payment Date   Date(2)   (Days(2)/360)   to Call(3)    to Call
------------        ---------  --------   -----------  -----------   ------------  ---------  -------------   ----------  ----------
September 30,       ($6.6050)   --          --           --             --              0         0.00000     100.000%      --
2002

December 30,         --         $.1321      --           --             $.1321         90          .25000      89.914%      $.1188
2002

March 30, 2003       --         $.1321      --           --             $.1321        180          .50000      80.845%      $.1068

June 30, 2003        --         $.1321      --           --             $.1321        270          .75000      72.691%      $.0960

September 30,        --         $.1321      --           --             $.1321        360         1.00000      65.359%      $.0863
2003

October 1, 2003      --         --          $.0015                      $.0015        361         1.00278      65.282%      $.0010

Call Date (October   --         --          --           $9.4913       $9.4913        361         1.00278      65.282%     $6.1961
1, 2003)                                                                                                                   -------

Total amount received on the Call Date: $9.4928                                                                   Total:   $6.6050
Total amount received over the term of the SPARQS: $10.0212

----------

(1) The Call Price is the dollar amount that has a present value of $6.1961 discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 53%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $6.605.

(2)  Based upon a 360-day year of twelve 30-day months.

                          1
(3)  Discount Factor = ------- , where x is Years from Original Issue Date.
                       1.53(x)

                         Call Date of November 30, 2003

                                                                                                                            Present
                                                                                                                           Value at
                                                                                                                           Original
                                                                                                                          Issue Date
                                                                                                                            of Cash
                                          Accrued but                                          Years from                  Received
                                             Unpaid                                Days from    Original      Discount    on Payment
                      Issue    Interest     Interest                  Total Cash   Original      Issue         Factor       Date at
                      Price    Payments   Received on  Call Price    Received on     Issue        Date        at Yield       Yield
Payment Date          Paid     Recieved    Call Date   Received(1)   Payment Date   Date(2)   (Days(2)/360)   to Call(3)    to Call
------------        ---------  --------   -----------  -----------   ------------  ---------  -------------   ----------  ----------
September 30,       ($6.6050)   --          --           --             --              0         0.00000     100.000%      --
2002

December 30,         --         $.1321      --           --              $.1321        90          .25000      89.914%       $.1188
2002

March 30, 2003       --         $.1321      --           --              $.1321       180          .50000      80.845%       $.1068

June 30, 2003        --         $.1321      --           --              $.1321       270          .75000      72.691%       $.0960

September 30,        --         $.1321      --           --              $.1321       360         1.00000      65.359%       $.0863
2003

November 30,                    --          $.0881       --              $.0881       420         1.16667      60.887%       $.0536
2003

Call Date            --         --          --           $10.0900      $10.0900       420         1.16667      60.887%      $6.1435
(November 30,                                                                                                               -------
2003)

Total amount received on the Call Date: $10.1781                                                                    Total:  $6.6050
Total amount received over the term of the SPARQS: $10.7065

----------

(1) The Call Price is the dollar amount that has a present value of $6.1435 discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 53%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $6.605.

(2)  Based upon a 360-day year of twelve 30-day months.

                          1
(3)  Discount Factor = ------- , where x is Years from Original Issue Date.
                       1.53(x)

                  Call Date of March 30, 2004 (Maturity Date)

                                                                                                                            Present
                                                                                                                           Value at
                                                                                                                           Original
                                                                                                                          Issue Date
                                                                                                                            of Cash
                                          Accrued but                                          Years from                  Received
                                             Unpaid                                Days from    Original      Discount    on Payment
                      Issue    Interest     Interest                  Total Cash   Original      Issue         Factor       Date at
                      Price    Payments   Received on  Call Price    Received on     Issue        Date        at Yield       Yield
Payment Date          Paid     Recieved    Call Date   Received(1)   Payment Date   Date(2)   (Days(2)/360)   to Call(3)    to Call
------------        ---------  --------   -----------  -----------   ------------  ---------  -------------   ----------  ----------
September 30,       ($6.6050)   --          --           --             --              0         0.00000     100.000%      --
2002

December 30,         --         $.1321      --           --              $.1321        90          .25000      89.914%       $.1188
2002

March 30, 2003       --         $.1321      --           --              $.1321       180          .50000      80.845%       $.1068

June 30, 2003        --         $.1321      --           --              $.1321       270          .75000      72.691%       $.0960

September 30,        --         $.1321      --           --              $.1321       360         1.00000      65.359%       $.0863
2003

December 30,         --         $.1321      --           --              $.1321       450         1.25000      58.767%       $.0776
2003

March 30, 2004       --         --          $.1321       --              $.1321       540         1.50000      52.840%       $.0698

Call Date (March     --         --          --           $11.4491      $11.4491       540         1.50000      52.840%      $6.0497
30, 2004)                                                                                                                   -------

Total amount received on the Call Date: $11.5812                                                                    Total:  $6.6050
Total amount received over the term of the SPARQS: $12.2417

----------

(1) The Call Price is the dollar amount that has a present value of $6.0497 discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 53%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $6.605.

(2)  Based upon a 360-day year of twelve 30-day months.

                          1
(3)  Discount Factor = ------- , where x is Years from Original Issue Date.
                       1.53(x)

                                 Morgan Stanley